EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

For further information:
Brad Burke - Investors	Steve Iaco - Media
214.863.3100	212.984.6535
Brad.Burke@cbre.com	Steven.Iaco@cbre.com

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR Q4 AND FULL YEAR 2023

• Q4 GAAP EPS rose to $1.55	• FY GAAP EPS declined to $3.15
• Q4 Core EPS rose to $1.38	• FY Core EPS declined to $3.84
Dallas, TX – February 15, 2024 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the fourth quarter and year ended December 31, 2023.
Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (dollars in millions, except per share data; totals may not add due to rounding):

			% Change				% Change
	Q4 2023	Q4 2022	USD	LC (1)	FY 2023	FY 2022	USD	LC (1)
Operating Results
Revenue	$8,950	$8,194	9.2%	7.7%	$31,949	$30,828	3.6%	4.1%
Net revenue (2)	5,187	4,975	4.3%	2.9%	18,276	18,777	(2.7)%	(2.2)%
GAAP net income	477	81	487.9%	503.9%	986	1,407	(30.0)%	(28.0)%
GAAP EPS	1.55	0.25	508.3%	524.8%	3.15	4.29	(26.6)%	(24.6)%
Core adjusted net income (3)	426	424	0.3%	3.2%	1,199	1,863	(35.6)%	(33.9)%
Core EBITDA (4)	737	668	10.4%	9.8%	2,209	2,924	(24.5)%	(23.7)%
Core EPS (3)	1.38	1.33	3.8%	6.8%	3.84	5.69	(32.5)%	(30.7)%

Cash Flow Results
Cash flow provided by operations	$853	$814	4.8%		$480	$1,629	(70.5)%
Less: Capital expenditures	94	99	(5.4)%		305	260	17.3%
Free cash flow (5)	$759	$715	6.2%		$175	$1,369	(87.2)%

CBRE Press Release
February 15, 2024

“We ended 2023 on a high note with fourth quarter year-over-year operating profit growth across all three of our business segments,” said Bob Sulentic, CBRE’s chair and chief executive officer.

“Even though 2023 was a difficult year for commercial real estate, we delivered the third-highest full-year earnings in CBRE’s history, as our resilient businesses(6) continued their strong growth. This partly offset market-driven revenue declines in businesses that are sensitive to interest rates and debt availability,” he continued.

For 2024, CBRE expects to achieve core earnings-per-share of $4.25 to $4.65, implying mid-teens percentage growth at the midpoint of the range.
Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q4 2023	Q4 2022	USD		LC
Revenue	$2,591	$2,613	(0.9)%		(1.9)%
Net revenue	2,567	2,595	(1.0)%		(2.0)%
Segment operating profit (7)	502	500	0.4%		0.3%
Segment operating profit on revenue margin (8)	19.4%	19.1%	0.3	pts	0.4	pts
Segment operating profit on net revenue margin (8)	19.5%	19.3%	0.3	pts	0.5	pts

Note: all percent changes cited are vs. fourth-quarter 2022, except where noted.

Property Leasing
•Global leasing revenue edged up 1% (flat local currency), slightly above expectations, driven by growth overseas.
•Leasing revenue grew 7% (1% local currency) in Europe, Middle East & Africa (EMEA), paced by a handful of Continental European countries.
•Asia-Pacific (APAC) leasing revenue growth of 2% (4% local currency) was led by robust increases in Japan and India.
•Americas leasing revenue was flat, as large office deals in Canada offset modestly lower U.S. activity.
•Globally, higher office leasing revenue offset a slight decline in industrial activity.

Capital Markets
•Global sales revenue declined 19% (20% local currency), in line with expectations amid a challenging real estate capital markets environment.
•In the Americas, sales revenue fell 22% (same local currency), while EMEA declined 16% (20% local currency) and APAC fell 12% (10% local currency).
•Sales revenue declines were less pronounced in industrial and retail than in multifamily and office, supported by healthier fundamentals.
•Mortgage origination revenue rose 23% (same local currency), attributable to interest earnings on escrow balances.

CBRE Press Release
February 15, 2024

Other Advisory Business Lines
•Loan servicing revenue rose 6% (same local currency). The servicing portfolio increased to $410 billion, up 4% for the quarter and 8% for the prior year.
•Property management net revenue increased 9% (7% local currency), reflecting fourth-quarter new account wins and expansions.
•Valuations revenue slipped 1% (3% local currency).
Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q4 2023	Q4 2022	USD		LC
Revenue	$6,103	$5,294	15.3%		13.6%
Net revenue	2,363	2,093	12.9%		11.2%
Segment operating profit	292	259	12.9%		11.2%
Segment operating profit on revenue margin	4.8%	4.9%	(0.1	pts)	(0.1	pts)
Segment operating profit on net revenue margin	12.4%	12.4%	—	pts	—	pts

Note: all percent changes cited are vs. fourth-quarter 2022, except where noted.

•Facilities management net revenue increased 14% (13% local currency). This growth was driven by increased activity in the technology and financial services sectors within the Enterprise business and the continued robust growth of the Local business, notably in the U.S.
•Project management net revenue rose 11% (9% local currency), led by the continued expansion of Turner & Townsend’s large-scale program management work globally.
•The pipeline going into 2024 remains elevated and significantly above year-earlier levels, notably driven by industrial & logistics and financial & professional services.

CBRE Press Release
February 15, 2024

Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q4 2023	Q4 2022	USD	LC
Revenue	$262	$291	(9.9)%	(12.7)%
Segment operating profit	68	17	295.9%	294.5%

Note: all percent changes cited are vs. fourth-quarter 2022, except where noted.

Real Estate Development
•Global development operating profit (9) totaled $27.0 million, compared with a U.K.-driven loss in last year’s fourth quarter. The current quarter result exceeded expectations, due to the earlier-than-anticipated monetization of several U.S. assets.
•The in-process portfolio ended 2023 at $15.8 billion, up $0.4 billion from third-quarter 2023.

Investment Management
•Total revenue increased 11% (8% local currency), driven by higher incentive fees. Asset management fees rose 4% (1% local currency).
•Operating profit surged 76% (72% local currency) to $41.7 million, reflecting the higher incentive fees and recurring asset management fees.
•Assets Under Management (AUM) totaled $147.5 billion, an increase of $3.3 billion from third-quarter 2023. The increase was primarily driven by favorable foreign currency movement, along with modest net capital inflows, which offset lower private asset values.

CBRE Press Release
February 15, 2024

Corporate and Other Segment
•Non-core profit totaled $76 million, primarily due to an improvement in the value of CBRE’s investment in Altus Power, Inc. (NYSE:AMPS), whose share price increased during the quarter.
•Core corporate operating loss increased by roughly $16 million (15%), with lower incentive compensation expense being outweighed by a change in the timing of certain expense recognition and cost transfers from the business segments.
Capital Allocation Overview
•Free Cash Flow – During the fourth quarter, free cash flow was $759 million. This reflected cash provided by operating activities of $853 million, less total capital expenditures of $94 million.(10)
•Stock Repurchase Program – The company repurchased approximately 0.3 million shares for $19.6 million ($68.69 average price per share) during the fourth quarter. There was approximately $1.5 billion of capacity remaining under the company’s authorized stock repurchase program as of year-end 2023.
•Acquisitions and Investments – During the fourth quarter, CBRE completed five in-fill acquisitions, four in Advisory Services and one in REI, totaling $111 million in cash and non-cash consideration. The company’s planned acquisition of J&J Worldwide Services, announced on February 5, 2024, is expected to close in the coming months. CBRE will acquire J&J, a leading provider of engineering services, base support operations and facilities maintenance for the U.S. federal government, for $800 million in cash, plus a potential earn-out of up to $250 million, payable in 2027, subject to the acquired business meeting certain performance thresholds.
Leverage and Financing Overview
•Leverage – CBRE’s net leverage ratio (net debt (11) to trailing twelve-month Core EBITDA) was 0.71x as of December 31, 2023, which is substantially below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
December 31, 2023
Total debt	$2,830
Less: Cash (12)	1,265
Net debt (11)	$1,565

Divided by: Trailing twelve-month Core EBITDA	$2,209

Net leverage ratio	0.71x

•Liquidity – As of year-end 2023, the company had approximately $4.9 billion of total liquidity, consisting of approximately $1.3 billion in cash, plus the ability to borrow an aggregate of approximately $3.7 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release
February 15, 2024

Conference Call Details
The company’s fourth quarter earnings webcast and conference call will be held today, Thursday, February 15, 2024 at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern Time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern Time on February 15, 2024. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13743718#. A transcript of the call will be available on the company’s Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2023 revenue). The company has more than 130,000 employees (including Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the economic outlook, the company’s future growth momentum, operations and business outlook. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new occupier and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level

CBRE Press Release
February 15, 2024

agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain, attract and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, fire and safety building requirements and regulations, as well as data privacy and protection regulations and ESG matters, and the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and the performance of our equity investments in companies that we do not control.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2022, our quarterly report on Form 10-Q for the quarterly period ended September 30, 2023, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “core adjusted net income,” “core EBITDA,” “core EPS,” “business line operating profit (loss),” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin,” “net debt” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.
Totals may not sum in tables in millions included in this release due to rounding.
Note: We have not reconciled the (non-GAAP) core earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.
(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.
(3)Core adjusted net income and core earnings per diluted share (or core EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes and impact on non-controlling interest for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions and restructuring activities, certain carried interest incentive compensation (reversal) expense to align with the

CBRE Press Release
February 15, 2024

timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the acquisition of Telford Homes plc in 2019 (the Telford acquisition) (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, write-off of financing costs on extinguished debt, integration and other costs related to acquisitions, asset impairments, provision associated with Telford’s fire safety remediation efforts, costs associated with efficiency and cost-reduction initiatives, and a one-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired. It also removes the fair value changes and related tax impact of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments).
(4)Core EBITDA represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, costs associated with efficiency and cost-reduction initiatives, and a one-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired. It also removes the fair value changes, on a pre-tax basis, of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments).
(5)Free cash flow is calculated as cash flow provided by operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Resilient businesses include the entire Global Workplace Solutions segment, loan servicing, valuation, property management, and recurring asset management fees in the investment management business.
(7)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, costs associated with efficiency and cost-reduction initiatives, and a one-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired.
(8)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(9)Represents line of business profitability/losses, as adjusted.
(10)For the three months ended December 31, 2023, the company incurred capital expenditures of $93.8 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $4.0 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(11)Net debt is calculated as total debt (excluding non-recourse debt) less cash and cash equivalents.
(12)Cash represents cash and cash equivalents (excluding restricted cash).

CBRE Press Release
February 15, 2024

CBRE GROUP, INC.
OPERATING RESULTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(in millions, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue:
Net revenue	$5,187	$4,975	$18,276	$18,777
Pass through costs also recognized as revenue	3,763	3,219	13,673	12,051
Total revenue	8,950	8,194	31,949	30,828

Costs and expenses:
Cost of revenue	7,093	6,499	25,675	24,239
Operating, administrative and other	1,206	1,314	4,562	4,649
Depreciation and amortization	157	160	622	613
Asset impairments	—	22	—	59
Total costs and expenses	8,456	7,995	30,859	29,560

Gain on disposition of real estate	10	44	27	244

Operating income	504	244	1,117	1,512

Equity income (loss) from unconsolidated subsidiaries	128	(167)	248	229
Other income (loss)	39	2	61	(12)
Interest expense, net of interest income	40	18	149	69
Write-off of financing costs on extinguished debt	—	—	—	2
Income before provision for (benefit from) income taxes	631	61	1,277	1,658
Provision for (benefit from) income taxes	136	(25)	250	234
Net income	495	86	1,027	1,424
Less: Net income attributable to non-controlling interests	18	5	41	17
Net income attributable to CBRE Group, Inc.	$477	$81	$986	$1,407

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$1.56	$0.26	$3.20	$4.36
Weighted average shares outstanding for basic income per share	304,728,400	314,248,642	308,430,080	322,813,345

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$1.55	$0.25	$3.15	$4.29
Weighted average shares outstanding for diluted income per share	308,526,651	319,221,283	312,550,942	327,696,115

Core EBITDA	$737	$668	$2,209	$2,924

CBRE Press Release
February 15, 2024

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2023
(in millions, totals may not add due to rounding)
(Unaudited)

	Three Months Ended December 31, 2023

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$2,567	$2,363	$262	$(6)	$5,187	$—	$5,187
Pass through costs also recognized as revenue	23	3,740	—	—	3,763	—	3,763
Total revenue	2,591	6,103	262	(6)	8,950	—	8,950

Costs and expenses:
Cost of revenue	1,533	5,502	53	4	7,093	—	7,093
Operating, administrative and other	559	310	202	135	1,206	—	1,206
Depreciation and amortization	73	66	3	15	157	—	157
Total costs and expenses	2,165	5,878	258	154	8,456	—	8,456

Gain on disposition of real estate	—	—	10	—	10	—	10

Operating income (loss)	425	225	14	(160)	504	—	504

Equity income from unconsolidated subsidiaries	1	—	56	—	57	70	128
Other income (loss)	31	(1)	—	3	33	6	39
Add-back: Depreciation and amortization	73	66	3	15	157	—	157
Adjustments:
Integration and other costs related to acquisitions	—	2	—	—	2	—	2
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(5)	—	(5)	—	(5)
Costs incurred related to legal entity restructuring	—	—	—	9	9	—	9
Costs associated with efficiency and cost-reduction initiatives	5	—	—	8	14	—	14
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	(34)	—	—	—	(34)	—	(34)
Total segment operating profit (loss)	$502	$292	$68	$(124)		$76	$813

Core EBITDA					$737
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
February 15, 2024

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2022
(in millions, totals may not add due to rounding)
(Unaudited)

	Three Months Ended December 31, 2022

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$2,595	$2,093	$291	$(3)	$4,975	$—	$4,975
Pass through costs also recognized as revenue	19	3,201	—	—	3,219	—	3,219
Total revenue	2,613	5,294	291	(3)	8,194	—	8,194

Costs and expenses:
Cost of revenue	1,612	4,770	120	(3)	6,499	—	6,499
Operating, administrative and other	545	304	335	131	1,314	—	1,314
Depreciation and amortization	84	63	5	8	160	—	160
Asset impairments	—	—	22	—	22	—	22
Total costs and expenses	2,240	5,137	481	136	7,994	—	7,995

Gain on disposition of real estate	—	—	44	—	44	—	44

Operating income (loss)	373	156	(147)	(139)	244	—	244

Equity loss from unconsolidated subsidiaries	—	—	—	—	—	(167)	(167)
Other income (loss)	1	2	—	(1)	2	—	2
Add-back: Depreciation and amortization	84	63	5	8	160	—	160
Add-back: Asset impairments	—	—	22	—	22	—	22
Adjustments:
Costs associated with efficiency and cost-reduction initiatives	42	21	12	23	99	—	99
Integration and other costs related to acquisitions	—	17	—	—	17	—	17
Provision associated with Telford’s fire safety remediation efforts	—	—	139	—	139	—	139
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(13)	—	(13)	—	(13)
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	—	(1)	—	(1)	—	(1)
Costs incurred related to legal entity restructuring	—	—	—	1	1	—	1
Total segment operating profit (loss)	$500	$259	$17	$(108)		$(167)	$501

Core EBITDA					$668

_____________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
February 15, 2024

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$1,265	$1,318
Restricted cash	106	87
Receivables, net	6,370	5,327
Warehouse receivables (1)	675	455
Contract assets	518	529
Income taxes receivable	237	134
Property and equipment, net	907	836
Operating lease assets	1,030	1,033
Goodwill and other intangibles, net	7,210	7,061
Investments in unconsolidated subsidiaries	1,374	1,318
Other assets, net	2,856	2,415

Total assets	$22,548	$20,513

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$7,310	$6,915
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (1)	666	448
Revolving credit facility	—	178
Senior term loans, net	743	—
5.950% senior notes, net	974	—
4.875% senior notes, net	597	597
2.500% senior notes, net	490	489
Current maturities of long term debt	9	428
Other debt	16	43
Operating lease liabilities	1,331	1,310
Other long-term liabilities	1,345	1,499

Total liabilities	13,481	11,907

Equity:
CBRE Group, Inc. stockholders' equity	8,267	7,853
Non-controlling interests	800	753

Total equity	9,067	8,606

Total liabilities and equity	$22,548	$20,513
_______________
(1)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
February 15, 2024

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Twelve Months Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,027	$1,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	622	613
Amortization and write-off of financing costs on extinguished debt	6	8
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(102)	(203)
Gain associated with remeasuring our investment in a previously unconsolidated subsidiary to fair value as of the date we acquired the remaining interest	(34)	—
Gain on disposition of real estate assets	(27)	—
Asset impairments	—	59
Net realized and unrealized (gains) losses, primarily from investments	(6)	30
Provision for doubtful accounts	16	17
Net compensation expense for equity awards	96	160
Equity income from unconsolidated subsidiaries	(248)	(229)
Distribution of earnings from unconsolidated subsidiaries	256	389
Proceeds from sale of mortgage loans	9,714	14,527
Origination of mortgage loans	(9,905)	(13,652)
Increase (decrease) in warehouse lines of credit	218	(830)
Tenant concessions received	12	12
Purchase of equity securities	(15)	(28)
Proceeds from sale of equity securities	14	30
Decrease in real estate under development	81	95
Increase in receivables, prepaid expenses and other assets (including contract and lease assets)	(860)	(503)
Increase in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	22	64
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(173)	(2)
Increase in net income taxes receivable/payable	(97)	(133)
Other operating activities, net	(137)	(219)
Net cash provided by operating activities	480	1,629

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(305)	(260)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(203)	(173)
Contributions to unconsolidated subsidiaries	(127)	(385)
Distributions from unconsolidated subsidiaries	54	87
Acquisition and development of real estate assets	(171)	—
Proceeds from disposition of real estate assets	77	—
Investment in VTS	—	(101)
Other investing activities, net	(6)	—
Net cash used in investing activities	(681)	(832)

CBRE Press Release
February 15, 2024

	Twelve Months Ended December 31,
	2023	2022
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	4,006	1,833
Repayment of revolving credit facility	(4,184)	(1,655)
Proceeds from senior term loans	748	—
Repayment of senior term loans	(437)	—
Proceeds from notes payable on real estate	76	39
Repayment of notes payable on real estate	(43)	(28)
Proceeds from issuance of 5.950% senior notes	975	—
Repurchase of common stock	(665)	(1,850)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(145)	(34)
Units repurchased for payment of taxes on equity awards	(72)	(38)
Non-controlling interest contributions	6	2
Non-controlling interest distributions	(42)	(1)
Other financing activities, net	(69)	(34)
Net cash provided by (used in) financing activities	154	(1,766)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	13	(166)
NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(34)	(1,135)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF YEAR	1,405	2,540
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF YEAR	$1,371	$1,405

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$191	$89
Income tax payments, net	467	604

Non-cash investing and financing activities:
Deferred and/or contingent consideration	$54	$—

CBRE Press Release
February 15, 2024

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Core EBITDA
(iii)Business line operating profit/loss
(iv)Segment operating profit on revenue and net revenue margins
(v)Free cash flow
(vi)Net debt
(vii)Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “core adjusted net income”)
(viii)Core EPS
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue, net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business.
With respect to Core EBITDA, business line operating profit/loss, and segment operating profit on revenue and net revenue margins, the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, the effects of financings and income tax and the accounting effects of capital spending. All of these measures may vary for different companies for reasons unrelated to overall operating performance. In the case of Core EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The Core EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses segment operating profit and core EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net debt, the company believes that investors use this measure when calculating the company’s net leverage ratio.

CBRE Press Release
February 15, 2024

With respect to core EBITDA, core EPS and core adjusted net income, the company believes that investors may find these measures useful to analyze the underlying performance of operations without the impact of strategic non-core equity investments (Altus Power, Inc. and certain other investments) that are not directly related to our business segments. These can be volatile and are often non-cash in nature.
Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (or core adjusted net income), and core EPS, are calculated as follows (in millions, except share and per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Net income attributable to CBRE Group, Inc.	$477	$81	$986	$1,407

Plus / minus:
Carried interest incentive compensation reversal to align with the timing of associated revenue	(5)	(13)	(7)	(4)
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1)	—	(5)
Costs incurred related to legal entity restructuring	9	1	13	13
Integration and other costs related to acquisitions	2	17	62	40
Costs associated with efficiency and cost-reduction initiatives	14	99	159	118
Provision associated with Telford’s fire safety remediation efforts	—	139	—	186
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	(34)	—	(34)	—
Net fair value adjustments on strategic non-core investments	(76)	167	(32)	175
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	38	45	167	166
Asset impairments	—	22	—	59
Write-off of financing costs on extinguished debt	—	—	—	2
Tax impact of adjusted items, tax benefit attributable to legal entity restructuring, and strategic non-core investments	7	(117)	(82)	(254)
Impact of adjustments on non-controlling interest	(6)	(15)	(33)	(40)
Core net income attributable to CBRE Group, Inc., as adjusted	$426	$424	$1,199	$1,863

Core diluted income per share attributable to CBRE Group, Inc., as adjusted	$1.38	$1.33	$3.84	$5.69

Weighted average shares outstanding for diluted income per share	308,526,651	319,221,283	312,550,942	327,696,115

CBRE Press Release
February 15, 2024

Core EBITDA is calculated as follows (in millions, totals may not add due to rounding):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Net income attributable to CBRE Group, Inc.	$477	$81	$986	$1,407
Net income attributable to non-controlling interests	18	5	41	17
Net income	495	86	1,027	1,424

Adjustments:
Depreciation and amortization	157	160	622	613
Asset impairments	—	22	—	59
Interest expense, net of interest income	40	18	149	69
Write-off of financing costs on extinguished debt	—	—	—	2
Provision for (benefit from) income taxes	136	(25)	250	234
Carried interest incentive compensation reversal to align with the timing of associated revenue	(5)	(13)	(7)	(4)
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1)	—	(5)
Costs incurred related to legal entity restructuring	9	1	13	13
Integration and other costs related to acquisitions	2	17	62	40
Costs associated with efficiency and cost-reduction initiatives	14	99	159	118
Provision associated with Telford’s fire safety remediation efforts	—	139	—	186
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	(34)	—	(34)	—
Net fair value adjustments on strategic non-core investments	(76)	167	(32)	175
Core EBITDA	$737	$668	$2,209	$2,924

CBRE Press Release
February 15, 2024

Revenue includes client reimbursed pass-through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Reimbursement related to subcontracted vendor work generally has no margin and has been excluded from net revenue. Reconciliations are shown below (dollars in millions):

	Three Months Ended December 31,
	2023	2022
Consolidated
Revenue	$8,950	$8,194
Less: Pass through costs also recognized as revenue	3,763	3,219
Net revenue	$5,187	$4,975

	Three Months Ended December 31,
	2023	2022
Property Management Revenue
Revenue	$519	$474
Less: Pass through costs also recognized as revenue	23	19
Net revenue	$495	$456

	Three Months Ended December 31,
	2023	2022
GWS Revenue
Revenue	$6,103	$5,294
Less: Pass through costs also recognized as revenue	3,740	3,201
Net revenue	$2,363	$2,093

	Three Months Ended December 31,
	2023	2022
Facilities Management Revenue
Revenue	$3,995	$3,908
Less: Pass through costs also recognized as revenue	2,479	2,580
Net revenue	$1,516	$1,329

	Three Months Ended December 31,
	2023	2022
Project Management Revenue
Revenue	$2,108	$1,385
Less: Pass through costs also recognized as revenue	1,261	621
Net revenue	$847	$764
Below represents a reconciliation of REI business line operating profitability/loss to REI segment operating profit (in millions):

	Three Months Ended December 31,
Real Estate Investments	2023	2022
Investment management operating profit	$42	$24
Global real estate development operating profit (loss)	27	(6)
Segment overhead (and related adjustments)	(1)	(1)
Real estate investments segment operating profit	$68	$17